                        AGREEMENT AND PLAN OF MERGER

                                   AMONG

                                 ENSTAR INC.,

                          ENSTAR ACQUISITION, INC.,
                 AND, FOR CERTAIN PURPOSES SET FORTH HEREIN,

                           JEFFREY J. MICHAEL,

                            JAMES H. MICHAEL,

                         4J2R1C LIMITED PARTNERSHIP,

                                   AND

                         3J2R LIMITED PARTNERSHIP.

                    AND, JEFFREY J. MICHAEL, AS TRUSTEE
                                  OF THE
                   MICHAEL ACQUISITION CORPORATION TRUST

                           DATED AUGUST 13, 1999

                          TABLE OF CONTENTS

ARTICLE I   THE MERGER

     1.01.  The Merger                                      1
     1.02.  Effective Time; Closing                         1
     1.03   Effect of the Merger                             2
     1.04   Articles of Incorporation; By-laws              2
     1.05   Directors and Officers                          2


ARTICLE II  CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

     2.01.  Conversion of Securities                        2
     2.02.  Exchange of Certificates                        3
     2.03   Stock Transfer Books                            4
     2.04   Stock Options                                   5
     2.05   Dissenting Shares                               5

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     3.01.  Organization and Qualification; Subsidiaries    6
     3.02.  Articles of Incorporation and By-laws           6
     3.03.  Capitalization                                  6
     3.04.  Authority Relative to This Agreement            7
     3.05.  No Conflict; Required Filings and Consent       7
     3.06.  Permits; Compliance                             8
     3.07   SEC Filings; Financial Statements               8
     3.08.  Absence of Certain Changes or Events            9
     3.09.  Absence of Litigation                           9
     3.10.  Employee Benefit Plans                          9
     3.11.  Labor Matters                                  10
     3.12.  Intellectual Property                          10
     3.13.  Taxes                                          10
     3.14.  Environmental Matters                          11
     3.15.  Opinion of Financial Advisor                   11
     3.16.  Vote Required                                  11
     3.17.  Brokers                                        11

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF ACQUISITION CO.

     4.01.  Organization and Qualification; Subsidiaries   12
     4.02.  Articles of Incorporation and By-laws          12
     4.03.  Capitalization                                 12
     4.04.  Authority Relative to This Agreement           12
     4.05.  No Conflict; Required Filings and Consents     12
     4.06.  Absence of Litigation                          13
     4.07.  Operations of Acquisition Co.                  13

ARTICLE V   CONDUCT OF BUSINESS PENDING THE MERGER

     5.01.  Conduct of Business by the Company
              Pending the Merger                           13

ARTICLE VI   ADDITIONAL AGREEMENTS

     6.01.   Proxy Statement; Schedule 13E-3                15
     6.02.   Stockholders' Meeting                          16
     6.03.   Appropriate Action; Consents; Filings          16
     6.04.   No Solicitation of Transactions                17
     6.05.   Directors' and Officers' Indemnification
               and Insurance                                18
     6.06.   Further Assurances                             19
     6.07.   Public Announcements                           19
     6.08.   Employee Matters                               19
     6.09.   Delivery of SEC Documents                      20
     6.10.   Financing                                      20
     6.11.   Resignation of Directors                       20
     6.12.   Access to Information                          20

ARTICLE VII CONDITIONS TO THE MERGER

     7.01.   Conditions to the Obligations of Each Party    20
     7.02.   Conditions to the Obligations of
               Acquisition Co.                              21
     7.03.   Conditions to the Obligations of the Company   22

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER

     8.01.   Termination                                    23
     8.02.   Fees and Expenses                              24
     8.03.   Amendment                                      24
     8.04.   Waiver                                         25

ARTICLE IX   GENERAL PROVISIONS

     9.01.   Non-Survival of Representations, Warranties
               and Agreements                               25
     9.02    Notices                                        25
     9.03    Certain Definitions                            26

     AGREEMENT AND PLAN OF MERGER, dated August 13, 1999 (this "Agreement"), among ENStar Inc., a Minnesota corporation ("Company"), ENStar Acquisition, Inc., a Minnesota corporation ("Acquisition Co."), and, for certain purposes expressly set forth herein Jeffrey J. Michael, James H. Michael, 4J2R1C Limited Partnership, 3J2R Limited Partnership and Jeffrey J. Michael, as Trustee of the Michael Acquisition Corporation Trust (collectively the "Majority Shareholders").

     WHEREAS, the Majority Shareholders own approximately sixty-five percent (65%) of the issued and outstanding shares of common stock of the Company and all of the outstanding shares of capital stock of Acquisition Co.;

     WHEREAS, Acquisition Co. desires to acquire those issued and outstanding shares of common stock of the Company that the Majority Shareholders do not already own through a merger;

     WHEREAS, Acquisition Co., upon the terms and subject to the conditions of this Agreement and in accordance with the Minnesota Business Corporation Act ("Minnesota Law"), will merge with and into the Company (the "Merger"); and

     WHEREAS, a Special Committee of the Board of Directors of the Company and the Board of Directors of the Company (with the interested directors abstaining) each have (i) determined that the Merger is in the best interests of the Company and its stockholders and approved and adopted this Agreement and the transactions contemplated hereby and (ii) recommended approval and adoption of this Agreement and approval of the Merger by the stockholders of the Company.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Majority Shareholders, Acquisition Co. and the Company hereby agree as follows:

                               ARTICLE I

                              THE MERGER

     SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with Minnesota Law, at the Effective Time (as hereinafter defined), Acquisition Co. shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Acquisition Co. shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

     SECTION 1.02. Effective Time; Closing. As promptly as practicable and in no event later than the first business day following the satisfaction of or, if permissible, waiver of the conditions set forth in Article VII (or such other date as may be agreed in writing by each of the parties hereto), the parties hereto shall cause the Merger to be consummated by filing articles of merger (the "Articles of Merger") with the Secretary of State of the State of Minnesota in such form as is required by, and executed in accordance with the relevant provisions of, Minnesota Law. The term "Effective Time" means the date and time of the filing of the Articles of Merger with the Secretary of State of the State of Minnesota (or such later time as may be agreed in writing by each of the parties hereto and specified in the Articles of Merger). Immediately prior to the filing of the Articles of Merger, a closing will be held at the offices of Hinshaw & Culbertson, 222 South Ninth Street, Suite 3100, Minneapolis, Minnesota 55402 (or such other place as the parties may agree).

     SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Minnesota Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Acquisition Co. shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Acquisition Co. shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

     SECTION 1.04. Articles of Incorporation; By-laws. (a) At the Effective Time, the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation.

     (b) At the Effective Time, the By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such By-laws.

     SECTION 1.05. Directors and Officers. The directors of Acquisition Co. immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                              ARTICLE II

          CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

     SECTION 2.01. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Acquisition Co., the Company, the Surviving Corporation or the holders of any of the following securities:

     (a) Each share of common stock, par value $.01 per share, of the Company ("Company Common Stock") (all issued and outstanding shares of Company Common Stock being hereinafter collectively referred to as the "Shares") issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 2.01(b) and Dissenting Shares (as hereinafter defined)) shall be converted, subject to
Section 2.02(e), into the right to receive $12.50 in net cash per Share without any interest thereon (such payment being the "Merger Consideration").

     (b) Each Share owned by the Majority Shareholders (listed on Schedule 2.01(b)) immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

     (c) Each share of common stock of Acquisition Co. issued and outstanding immediately prior to the Effective Time shall be exchanged by conversion into one validly issued fully paid and nonassessable share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted.

     SECTION 2.02.  Exchange of Certificates.

     (a) Exchange Agent. At the Effective Time, Acquisition Co. shall, as may be directed by the Company or the Surviving Corporation, cause to be deposited (for the account of Surviving Corporation) with Norwest Bank Minnesota, National Association, or such other bank or trust company that may be designated by Acquisition Co. and is reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of Shares for exchange in accordance with this Article II ("Exchanging Shareholders") through the Exchange Agent, cash representing the aggregate Merger Consideration pursuant to Section 2.01, as of the Effective Time, (such cash being hereinafter referred to as the "Exchange Fund"), in exchange for outstanding Shares. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid pursuant to Section 2.01 out of the Exchange Fund. Except as contemplated by
Section 2.02(c) hereof, the Exchange Fund shall not be used for any other purpose.

     (b) Exchange Procedures. As promptly as practicable after the Effective Time, Acquisition Co. shall cause the Exchange Agent to mail to each Exchanging Shareholder which is a holder of a certificate or certificates which immediately prior to the Effective Time represents outstanding Shares (the "Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for cash pursuant to Section 2.01. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor such cash to which such holder is entitled pursuant to Section 2.02(a), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, cash to which such holder is entitled pursuant to Section 2.02(a) may be paid to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the cash to which such holder is entitled pursuant to Section 2.02(a) and the holders of such Certificates shall cease to have any rights with respect to such Shares except as otherwise provided herein or by law.
To the extent not immediately required for payment on surrendered Shares, proceeds in the Exchange Fund shall be invested by the Exchange Agent, as directed by the Surviving Corporation (as long as such directions do not impair the rights of holders of Shares), in direct obligations of the United States of America, obligations for which the faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Service, Inc. or Standard & Poor's Ratings Group, or certificates of deposit issued by a commercial bank having at least $5 billion in assets, and any net earnings with respect thereto shall be paid to the Surviving Corporation as and when requested by the Surviving Corporation.

     (c) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the Exchanging Shareholders twelve (12) months after the Effective Time shall be delivered to Surviving Corporation, upon demand, and any holders of such Shares who have not theretofore complied with this Article II shall thereafter look only to Surviving Corporation for the cash to which they are entitled pursuant to Section 2.02(a). Any portion of the Exchange Fund remaining unclaimed by holders of such Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

     (d) No Liability. Neither Acquisition Co. nor the Surviving Corporation shall be liable to any holder of Shares for any such Shares (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

     (e) Withholding Rights. The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Surviving Corporation such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Surviving Corporation.

     (f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the cash to which they are entitled pursuant to
Section 2.02(a).

     SECTION 2.03. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent, the Surviving Corporation or Majority Shareholders for any reason shall be converted into cash to which the holders thereof are entitled pursuant to Section 2.02(a).

     SECTION 2.04. Stock Options. (a) All options to purchase Company Common Stock (the "Company Options") outstanding, whether or not exercisable, whether or not vested, and whether or not performance-based, under the Company's 1996 Stock Incentive Plan (the "Company Stock Option Plan") which are held by the Majority Shareholders shall be cancelled by the Company at the Effective Time. All other Company Options outstanding, whether or not exercisable, whether or not vested and whether or not performance based, under the Company Stock Option Plan, shall at or immediately prior to the Effective Time, be converted into the right to receive cash (subject to any required withholding of taxes) in an amount equal to the difference, if positive, between $12.50 per share and the option exercise price per share specified in the applicable option agreement without any interest thereon.

     (b) Prior to the Effective Time, the Company shall use its reasonable best efforts (i) to obtain any consents of holders of Company Options and
(ii) to make any amendments to the terms of such stock option or compensation plans or arrangements that are necessary to give effect to the transactions contemplated by Section 2.04(a).

     SECTION 2.05. Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger and who shall have demanded properly in writing and perfected his or her demand for the fair value for such Shares in accordance with Sections 302A.471 and 302A.473 of Minnesota Law and as of the Effective Time has neither effectively withdrawn nor lost his or her right to such appraisal (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the fair value of such Shares held by them in accordance with the provisions of such Section 302A.473, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 302A.473 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.02, of the Certificate or Certificates that formerly evidenced such Shares.

     (b) The Company shall give Acquisition Co. (i) prompt notice of any demand for fair value of Shares, or notice of intent to demand fair value of Shares, received by the Company and withdrawals of such demand and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for fair value under Minnesota Law. The Company shall not, except with the prior written consent of Acquisition Co., make any payment (except to the extent that any such payment is made pursuant to a final, non-appealable court order) with respect to any demands for the fair value of Shares or offer to settle or settle any such demands.


                                 ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as disclosed in the Company SEC Reports (as defined below) filed prior to the date hereof, the Company hereby represents and warrants to Acquisition Co. that:

     SECTION 3.01. Organization and Qualification; Subsidiaries. The Company and each subsidiary of the Company (a "Company Subsidiary") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a material adverse effect on the business, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole (a "Material Adverse Effect"). The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect. As of the date hereof, a true and complete list of all Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the approximate percentage of the outstanding capital stock of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 3.01 of the Company Disclosure Schedule.

     SECTION 3.02. Articles of Incorporation and By-laws. The Company has heretofore furnished or made available to Acquisition Co. a complete and correct copy of the Articles of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary other than those Company Subsidiaries, that individually or in the aggregate, are not material to the business, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole.

     SECTION 3.03. Capitalization. The authorized capital stock of the Company consists of 80,000,000 Shares and 20,000,000 shares of preferred stock, par value $.01 per share. As of the date of this Agreement (a) 2,976,723 Shares were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (b) no Shares were held by the Company Subsidiaries, (c) 412,250 Shares were reserved for future issuance pursuant to outstanding employee stock options granted pursuant to the Company Stock Option Plan, (d) no shares were reserved for future issuance pursuant to outstanding warrants and no shares of preferred stock were issued and outstanding. Except as set forth in this Section 3.03 and Section 3.03 of the Company Disclosure Schedule, as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of, or any equity interests in, any Company Subsidiary. Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by the Company or another Company Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Company Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

     SECTION 3.04. Authority Relative to This Agreement. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger have been duly and validly authorized by all necessary corporate action, except the approval of the Merger by the Company's stockholders. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Majority Shareholders and Acquisition Co., constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     SECTION 3.05.  No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Articles of Incorporation or By-laws or equivalent organizational documents of the Company or any Company Subsidiary,
(ii) except as disclosed in Section 3.05(a)(ii) of the Company's Disclosure Schedule, conflict with or violate any domestic (federal, state or local) or foreign law, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) except as specified in Section 3.05(a)(iii) of the Company Disclosure Schedule, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound or affected.

     (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic, foreign or supranational, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), state securities or "blue sky" laws ("Blue Sky Laws") and state takeover laws, and filing and recordation of appropriate merger documents as required by Minnesota Law,
(ii) as specified in Section 3.05(b) of the Company Disclosure Schedule and
(iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent the Company from performing its obligations under this Agreement, and would not, individually or in the aggregate, have a Material Adverse Effect.

     SECTION 3.06. Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the Company or any Company Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect, and, as of the date hereof, no suspension or cancellation of any of the Company Permits is pending or, to the actual knowledge of the executive officers of the Company, threatened.

     SECTION 3.07.  SEC Filings; Financial Statements.

     (a) The Company has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission ("SEC") and has heretofore made available to Majority Shareholders, in the form filed with the SEC, all such forms, reports and other registration statements filed by the Company with the SEC since December 31, 1997 (the forms, reports and other documents referred to herein, collectively, as the "Company SEC Reports"). The Company SEC Reports, including all Company SEC Reports filed after the date hereof and prior to the Effective Time, (i) were (in the case of Company SEC Reports filed before the date hereof) or will be prepared in accordance with the requirements of the Securities Act, and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not (in the case of Company SEC Reports filed before the date hereof) at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports, including all Company SEC Reports filed after the date hereof and prior to the Effective Time, was (in the case of Company SEC Reports filed before the date hereof) or will be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented (in the case of Company SEC Reports filed before the date hereof) in all material respects or will fairly present in all material respects the consolidated financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein in accordance with generally accepted accounting principles (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which would not, individually or in the aggregate, have a Material Adverse Effect).


     SECTION 3.08. Absence of Certain Changes or Events. Since December 31, 1998, except as contemplated by, or disclosed pursuant to, this Agreement including Section 3.08 of the Company Disclosure Schedule or disclosed in writing by the Company to Majority Shareholders or Acquisition Co. on or prior to the date hereof, or disclosed in any Company SEC Report filed since December 31, 1998 and prior to the date of this Agreement, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 1998, there has not been (a) any event or events, individually or in the aggregate, having a Material Adverse Effect, (b) any material change by the Company in its accounting methods, principles or practices, (c) any entry by the Company or any Company Subsidiary into any commitment or transaction material to the Company and the Company Subsidiaries taken as a whole, except in the ordinary course of business and consistent with past practice, (d) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of its securities, or (e) other than pursuant to the Plans (as defined in Section 3.10), any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, except in the ordinary course of business consistent with past practice.

     SECTION 3.09.  Absence of Litigation.  Except as disclosed in Section
3.09 of the Company Disclosure Schedule or the Company SEC Reports filed prior to the date of this Agreement, as of the date hereof, there is no claim, action, proceeding or investigation pending or, to the actual knowledge of the executive officers of the Company, threatened against the Company or any Company Subsidiary, before any court, arbitrator or Governmental Authority (as hereinafter defined), which (a) individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (b) seeks to delay or prevent the consummation of the Merger. As of the date hereof, neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is in violation of any order, writ, judgment, injunction, decree, determination or award.

     SECTION 3.10. Employee Benefit Plans. For purposes of this Section 3.10, the term "Plans" means all employee benefit plans, programs and arrangements maintained for the benefit of any current or former employee, officer or director of the Company or any Subsidiary and the term "Company Employment Contracts" means all written contracts and agreements relating to employment which provide for annual base compensation in excess of $125,000 and all severance agreements providing for payment of more than $125,000, with any of the directors, officers or employees of the Company or the Company Subsidiaries (other than, in each case, any such contract or agreement that is terminable by the Company or any Company Subsidiary at will without penalty or other adverse consequence). Section 3.10 of the Company Disclosure Schedule defines each of the Plans and each of the Company Employment Contracts. The Company has made available to Majority Shareholders or Acquisition Co. a copy of each Plan and has made available upon request each material document prepared in connection with each Plan and each Company Employment Contract. Each Plan intended to be qualified under

Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that it is so qualified and nothing has occurred since the date of such letter to affect the qualified status of such Plan. Each Plan has been operated in accordance with its terms and the requirements of applicable law except where the failure to so operate would not have a Material Adverse Effect. Neither the Company nor any Company Subsidiary has incurred any direct or indirect liability under, arising out of or by operation of Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), in connection with the termination of, or withdrawal from, any Plan or other retirement plan or arrangement, and, as of the date hereof, no fact exists or event has occurred that would reasonably be expected to give rise to any such liability. No Plan is or has been covered by Title IV of ERlSA or Section 412 of the Code. The Company and the Company Subsidiaries have not incurred any liability under, and have complied in all respects with, the Worker Adjustment Retraining Notification Act, and no fact or event exists that could give rise to liability under such act.

     SECTION 3.11.  Labor Matters   Neither the Company nor any Company
Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Company Subsidiary.

     SECTION 3.12. Intellectual Property. "Company Intellectual Property" means all trademarks, trademark rights, trade names, trade name rights, patents, patent rights, industrial models, inventions, copyrights, servicemarks, trade secrets, applications for trademarks and for servicemarks, know-how and other proprietary rights and information used or held for use in connection with the business of the Company and the Company Subsidiaries as currently conducted, together with all applications currently pending for any of the foregoing. The Company and Company Subsidiaries own or possess adequate licenses or other rights to use all Company Intellectual Property necessary to conduct the business now operated by them, except where the failure to own or possess such licenses or rights would not be reasonably likely to have a Material Adverse Effect. To the knowledge of the Company, the Company Intellectual Property does not conflict with or infringe upon any Intellectual Property Rights of others to the extent that, if sustained, such conflict or infringement has had and would be reasonably likely to have a Material Adverse Effect.

     SECTION 3.13. Taxes. The Company and each of the Company Subsidiaries have (i) filed all federal, state, local and foreign tax returns required to be filed by them prior to the date of this Agreement (taking into account extensions), (ii) paid or accrued all taxes shown to be due on such returns and have paid all applicable ad valorem and value added taxes as are due, and
(iii) paid or accrued all taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings), except in the case of clause (i), (ii) or
(iii) for any such filings, payments or accruals which would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Section 3.13 of the Company Disclosure Schedule, neither the Internal Revenue Service nor any other taxing authority has asserted any claim for taxes, or to the actual knowledge of the executive officers of the Company, is threatening to assert any claims for taxes, which claims, individually or in the aggregate, would have a Material Adverse Effect. The Company has open years for federal, state and local income tax returns only as set forth in the Section 3.13 of Company Disclosure Schedule. The Company and each Company Subsidiary have withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all taxes required by law to be withheld or collected, except for amounts which would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any Company Subsidiary has made an election under Section 341(f) of the Code.

     SECTION 3.14. Environmental Matters. As of the date hereof: (i) neither the Company nor any Company Subsidiary has received any notice of noncompliance with, violation of, or liability or potential liability under, any Laws relating to pollution and the discharge of hazardous materials into the environment ("Environmental Laws"); (ii) neither the Company nor any Company Subsidiary has entered into or agreed to any consent decree or order, nor is subject to any judgment, decree or judicial order, under any Environmental Laws or relating to the cleanup of any hazardous materials contamination and (iii) neither the Company nor any Company Subsidiary has agreed to undertake, or has undertaken, any other cleanup of hazardous materials contamination, whether with respect to each of the foregoing, such matter related to properties owned or leased by the Company or any Company Subsidiary or to any off-site location.

     SECTION 3.15. Opinion of Financial Advisor. The Company has received the written opinion of Goldsmith, Agio, Helms and Company on the date of this Agreement, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Minority Shareholders (as hereinafter defined) from a financial point of view and the Company will promptly, after the date of this Agreement, deliver a copy of such opinion to Acquisition Co.

     SECTION 3.16. Vote Required. The affirmative vote of (i) the holders of a majority of the outstanding shares of Company Common Stock and (ii) the holders of a majority of the outstanding shares of Company Common Stock not held by the Majority Shareholders ("Minority Shareholders"), are the only votes of the holders of any class or series of capital stock of the Company necessary to approve the Merger.

     SECTION 3.17. Brokers. No broker, finder or investment banker (other than Goldsmith, Agio, Helms and Company) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Majority Shareholders a correct copy of all agreements between the Company and Goldsmith, Agio, Helms and Company pursuant to which such firm would be entitled to any payment relating to the Merger.

     SECTION 3.18. Inapplicability of Certain Restrictions. No "fair price", "moratorium", "business combination", "control share acquisition", or other form of anti-takeover statute or regulation under Minnesota law limits, prevents, contravenes or is breached by the Merger, the execution and performance of this Agreement or the consummation of any other transaction contemplated hereby. Prior to the execution hereof, the Merger, the execution and performance of this Agreement and the consummation of the transactions contemplated hereby was approved by a committee consisting of all "disinterested" directors as defined in Minnesota Statutes, Section 302A.673 subd. 1(d)(3).

     SECTION 3.19. Rights Plan. The Company has not entered into, and its Board of Directors has not adopted or authorized the adoption of, a shareholder rights plan or similar agreement.

                                ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF  ACQUISITION CO.

     Acquisition Co. hereby represents and warrants to the Company that:

     SECTION 4.01.  Organization and Qualification; Subsidiaries.
Acquisition Co. is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Acquisition Co. is not qualified or licensed as a foreign corporation to do business in any jurisdiction.

     SECTION 4.02. Articles of Incorporation and By-laws. Acquisition Co. has heretofore furnished or made available to the Company a complete and correct copy of the Articles of Incorporation and the By-laws, each as amended to date, of Acquisition Co..

     SECTION 4.03. Capitalization. As of the date of this Agreement, the authorized capital stock of Acquisition Co. consists of 80,000,000 shares of Acquisition Co. common stock, having no par value, of which, 1,929,556 shares are issued and outstanding and held by the Majority Shareholders.

     SECTION 4.04. Authority Relative to This Agreement. Acquisition Co. has all necessary corporate and other power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution and delivery of this Agreement by Acquisition Co. and the consummation by Acquisition Co. of the Merger have been duly and validly authorized by all necessary corporate action (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Minnesota Law). This Agreement has been duly and validly executed and delivered by Acquisition Co. and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Acquisition Co. enforceable against Acquisition Co. in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     SECTION 4.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Acquisition Co. do not, and the performance of this Agreement by Acquisition Co. will not, (i) conflict with or violate the Articles of Incorporation or By-laws of Acquisition Co., (ii) conflict with or violate any Law applicable to Acquisition Co. or by which any of its property or assets is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Acquisition Co. pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquisition Co. is a party or by which Acquisition Co. or any of its property or assets is bound or affected, except for any such breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Material Adverse Effect.

     (b) The execution and delivery of this Agreement by Acquisition Co. do not, and the performance of this Agreement by Acquisition Co. will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic, foreign or supranational, except for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, and filing and recordation of appropriate merger documents as required by Minnesota Law.

     SECTION 4.06. Absence of Litigation. As of the date hereof there is no claim, action, proceeding or investigation pending or, to the actual knowledge of the executive officers of Acquisition Co., threatened against Majority Shareholders or Acquisition Co. before any court, arbitrator or Governmental Authority which (a), individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (b) seeks to delay or prevent the consummation of the Merger. As of the date hereof, neither Majority Shareholders nor Acquisition Co. nor any property or asset of Majority Shareholders or Acquisition Co. is in violation of any order, writ, judgment, injunction, decree, determination or award.

     SECTION 4.07. Operations of Acquisition Co. Acquisition Co. is wholly owned by the Majority Shareholders and its assets, as of immediately prior to the Effective Time, shall consist substantially of the Merger Consideration.

                               ARTICLE V

                 CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 5.01. Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except as contemplated by any other provision of this Agreement, unless Acquisition Co. shall otherwise agree in writing, (1) the businesses of the Company and the Company Subsidiaries shall be conducted only in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business and in a manner substantially consistent with past practice, (2) Company shall use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of the current officers, employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations and (3) the Company shall not:

     (a) amend or otherwise change its Articles of Incorporation or By-laws or equivalent organizational documents;

     (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of the Company or any Company Subsidiary of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary (except for the issuance of shares of capital stock issuable pursuant to currently outstanding Company Options) or (ii) any of the Company's or the Company Subsidiaries' assets, except for sales in the ordinary course of business and in a manner consistent with past practice;

     (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

     (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

     (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets, other than the acquisition of assets in the ordinary course of business consistent with past practice; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except for indebtedness incurred in the ordinary course of business and consistent with past practice; (iii) enter into any contract or agreement material to the business, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole other than in the ordinary course of business, consistent with past practice; (iv) authorize any capital expenditure, other than capital expenditures reflected in the capital expenditure budget for the fiscal year ending December 31, 1999 previously provided to Majority Shareholders or Acquisition Co.; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this subsection (e);

     (f) except in the ordinary course of business consistent with past practice and except in the case of officers for annual increases in compensation payable or to become payable to any officer of the Company consistent with past practices of the Company, (i) increase the compensation payable or to become payable to any director, officer or other employee, or grant any bonus, to, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or any Company Subsidiary or enter into or amend any collective bargaining agreement, or (ii) establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation or other plan, trust or fund for the benefit of any director, officer or class of employees; or

     (g) settle or compromise any pending or threatened litigation which is material or which relates to the transactions contemplated hereby, provided that nothing in this Section 5.01(g) will prohibit the Company's Board of Directors from settling or compromising any such litigation if, after consultation with independent counsel, the Company's Board of Directors believes that such action is necessary to comply with its fiduciary duties.


                                 ARTICLE VI

                           ADDITIONAL AGREEMENTS

     SECTION 6.01.  Proxy Statement; Schedule 13E-3.

     (a)   As promptly as practicable after the execution of this Agreement,
(i) Company, with the good faith assistance of Acquisition Co., shall prepare and file with the SEC a preliminary proxy statement relating to the meeting of the Company's stockholders to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the "Proxy Statement") and use its reasonable best efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with the Majority Shareholders, to respond promptly to any comments made by the SEC with respect to the Proxy Statement; provided that Acquisition Co. and its counsel shall be given an opportunity to review and comment on the Proxy Statement (and any amendment or supplement thereto) prior to its being filed with the SEC and (ii) Company shall prepare and file with the SEC a transaction statement on Schedule 13E-3 (together with all amendments thereto, the "Transaction Statement") in which the Proxy Statement shall be included, in connection with the going private transaction under the Securities Exchange Act pursuant to the Merger. As promptly as practicable, the Company shall mail the definitive Proxy Statement to its stockholders. The Proxy Statement shall include the recommendation of the Special Committee of the Board of Directors of the Company and the Board of Directors of the Company that shareholders of the Company vote in favor of the Merger and the adoption of this Agreement, unless otherwise necessary due to the applicable fiduciary duties of the directors of the Company as provided in Section 6.04.

     (b) The information supplied by Acquisition Co. regarding Acquisition Co. and the information supplied by the Majority Shareholders regarding the Majority Shareholders for inclusion in the Transaction Statement and the Proxy Statement shall not, at (i) the time the Transaction Statement is filed with the SEC, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time of the Stockholders' Meeting (as hereinafter defined), and (iv) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Majority Shareholders, Acquisition Co., or Acquisition Co.'s officers or directors, should be discovered by the Majority Shareholders or Acquisition Co. which should be set forth in an amendment or a supplement to the Transaction Statement or Proxy Statement, the Majority Shareholders or Acquisition Co., as the case may be, shall promptly inform the Company. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

     (c) The Proxy Statement and the information supplied by the Company for inclusion in the Transaction Statement shall not, at (i) the time the Transaction Statement is filed with the SEC, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time of the Stockholders' Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Transaction Statement or Proxy Statement, the Company shall promptly inform Acquisition Co. All documents that Majority Shareholders or Acquisition Co. are responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

     SECTION 6.02. Stockholders' Meeting. The Company shall call and hold a meeting of its stockholders (the "Stockholders' Meeting") as promptly as practicable for the purpose of voting upon the approval of the Merger. Company shall use its reasonable best efforts to solicit from the Minority Shareholders proxies in favor of the approval of the Merger, and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by Minnesota Law, to obtain such approvals, unless otherwise necessary under the applicable fiduciary duties of the directors of the Company as provided in Section 6.04. The Majority Shareholders shall vote all of the shares of Company Common Stock beneficially owned by them in favor of the Merger.

     SECTION 6.03. Appropriate Action; Consents; Filings. (a) The Company and Acquisition Co. shall use their best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or required to be taken by any Governmental Authority or otherwise to consummate and make effective the Merger as promptly as practicable, (ii) obtain from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Acquisition Co. or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, and
(B) any other applicable Law; provided that Acquisition Co. and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and Acquisition Co. shall use reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement and the Transaction Statement) in connection with the transactions contemplated by this Agreement.

     (b)   (i)   Each of Acquisition Co. and the Company shall give (or shall cause their respective subsidiaries to give) any notices to third parties, and use, and cause their respective subsidiaries to use, their reasonable best efforts to obtain any third party consents, (A) necessary to consummate the Merger, (B) disclosed or required to be disclosed in the Company Disclosure Schedule or (C) required to prevent a Material Adverse Effect from occurring prior to or after the Effective Time.

           (ii) In the event that Acquisition Co. or the Company shall fail to obtain any third party consent described in subsection (b)(i) above, it shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other party, to minimize any adverse effect upon the Company and Acquisition Co., their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

     (c) From the date of this Agreement until the Effective Time, each party shall promptly notify the other party of any pending or, to the actual knowledge of the executive officers of the first party, threatened action, proceeding or investigation by any Governmental Authority or any other person
(i) challenging or seeking material damages in connection with the Merger or the conversion of the Company Common Stock into the Merger Consideration pursuant to the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Acquisition Co. to own or operate all or any portion of the businesses or assets of the Company or the Company Subsidiaries.

     SECTION 6.04. No Solicitation of Transactions. Neither the Company nor any Company Subsidiary shall, and each of them shall direct and use its best efforts to cause its respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any Company Subsidiary) not to, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into or continue discussions or negotiations with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize any of the officers, directors or employees of the Company or any Company Subsidiary or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any Company Subsidiary to take any such action, and the Company shall notify Acquisition Co. promptly of all inquiries or proposals which the Company or any Company Subsidiary may receive relating to any of such matters and if such inquiry or proposal is in writing, the Company shall deliver to Majority Shareholders a copy of such inquiry or proposal; provided, however, that nothing contained in this Section 6.04 or in any other provision of this Agreement shall prohibit the Special Committee of the Board of Directors of the Company or the Board of Directors of the Company from (i) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited, bona fide proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), if, and only to the extent that, (A) the Special Committee of the Board of Directors of the Company or the Board of Directors of the Company, after consultation with its independent legal counsel (who may be the Company's regularly engaged independent legal counsel), determines in good faith that such action is necessary for the Special Committee of the Board of Directors of the Company or the Board of Directors of the Company to comply with its fiduciary duties to the Minority Stockholders under applicable law and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company (x) provides prompt written notice to Majority Shareholders to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, (y) receives from such person or entity an executed agreement to the effect that such person or entity will not disclose any confidential information of the Company and the Company Subsidiaries and (z) keeps Majority Shareholders informed of the status (but not the terms) of any such discussions or negotiations, (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer or (iii) failing to make or withdrawing or modifying recommendation referred to in
Section 6.01(a) or modifying or halting the solicitation of proxies referred to in Section 6.02 following the making of a proposal that constitutes a Competing Transaction if the Special Committee of the Board of Directors of the Company or the Board of Directors of the Company, after consultation with its independent legal counsel (who may be the Company's regularly engaged independent legal counsel), determines in good faith that such action is necessary for the Special Committee of the Board of Directors of the Company or the Board of Directors of the Company to comply with its fiduciary duties to the Minority Stockholders under applicable law. In the event of receipt of a proposal for a Competing Transaction, the Company shall notify Acquisition Co. of the material terms and conditions of such Competing Transaction, and shall afford Acquisition Co. the opportunity, for a period of five (5) business days after Acquisition Co.'s receipt of such notice, to make a revised offer for consideration by the Special Committee of the Board of Directors of the Company and during such five (5) business days shall not enter into a written agreement with respect to such Competing Transaction. For purposes of this Agreement, "Competing Transaction" shall mean any bona fide, unsolicited written proposal to engage in any of the following transactions, and that the Special Committee of the Board of Directors of the Company determines, in good faith, after consultation with its financial and legal advisors, and taking into account all the terms and conditions, is more favorable to the Minority Stockholders than the Merger and for which financing to the extent required is then fully committed or reasonably determined to be available by the Special Committee (considering such factors as the Special Committee shall deem reasonably appropriate including, without limitation, the financial strength and creditworthiness of the party making such written proposal) (1) any merger, consolidation, share exchange, business combination, or other similar transaction involving the Company (other than the Merger contemplated hereby or such sale transactions involving any Company Subsidiary that are prohibited pursuant to Section 5.01); (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of the Company and the Company Subsidiaries, taken as a whole, in a single transaction or series of transactions; (3) any tender offer or exchange offer for 25% or more of the Shares or the filing of a registration statement under the Securities Act in connection therewith; (4) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 25% or more of the Shares (other than through arbitrage transactions); or (5) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     SECTION 6.05.  Directors' and Officers' Indemnification and Insurance.

     (a) Acquisition Co. shall cause the Surviving Corporation to keep in effect the provisions in its Articles of Incorporation and By-Laws containing the provisions with respect to exculpation of director and officer liability and indemnification set forth in the Articles of Incorporation and By-Laws of the Company on the date of this Agreement to the fullest extent permitted under Minnesota Law, which provisions shall not be amended, repealed or otherwise modified except as required by applicable Law or except to make changes permitted by Law that would enlarge the exculpation or rights of indemnification thereunder. Acquisition Co. acknowledges that the Company has entered into certain indemnification agreements including, without limitation, an agreement to indemnify members of the Special Committee of the Company's Board of Directors. Acquisition Co. hereby consents that such agreements shall remain enforceable obligations of the Surviving Corporation after the Effective Time.

     (b) From and after the Effective Time, Acquisition Co. hereby agrees to guarantee and to cause the Surviving Corporation to perform all of its obligations under the Articles of Incorporation and By-laws of the Company with respect to indemnification and under any indemnification agreements currently in effect between the Company and any officer or director of the Company.

     (c) The Surviving Corporation shall maintain in effect for six years from the Effective Time directors' and officers' liability insurance covering the persons who are currently covered in their capacities as such directors and officers by the Company's existing directors' and officers' policies and on terms substantially no less advantageous than such existing insurance coverage; provided however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.05 more than an amount per year equal to 200% of the current annual premiums (which premium the Company represents and warrants to be approximately $46,000 in the aggregate) paid by the Company for such existing insurance coverage (the "Cap"); provided further, however, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

     (d) The rights under this Section 6.05 shall be in addition to any other rights under Minnesota law or otherwise. This Section 6.05 shall survive the consummation of the Merger.

     SECTION 6.06. Further Assurances. Acquisition Co. shall, and the Majority Shareholders shall undertake reasonable best efforts to cause Acquisition Co. to, take all action necessary to perform Acquisition Co.'s obligations under this Agreement.

     SECTION 6.07. Public Announcements. Acquisition Co. and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or any listing agreement with the National Association of Securities Dealers, Inc. or any national securities exchange to which the Company is a party. The parties have agreed on the text of a joint press release by which Acquisition Co. and the Company will announce the execution of this Agreement.

     SECTION 6.08. Employee Matters. Acquisition Co. agrees that, for the period from the Effective Time to December 31, 1999, subject to applicable law, the Surviving Corporation and its subsidiaries will provide benefits to its employees which will, in the aggregate, be comparable to those currently provided by the Company and Company Subsidiaries to their employees (other than any stock option or other equity based incentive plan currently provided by the Company). Notwithstanding the foregoing, nothing herein shall otherwise limit the Surviving Corporation's right to amend, modify or terminate any Plan (as defined in Section 3.10 hereof.).

     SECTION 6.09. Delivery of SEC Documents. Each of the Company and Acquisition Co. shall promptly deliver to the other true and correct copies, of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement.

     SECTION 6.10. Financing. A written commitment letter from a lending institution has been obtained which will provide financing sufficient in amount to allow Acquisition Co. to transfer to the Surviving Corporation the aggregate Merger Consideration at the Effective Time as provided in Article
II. Prior to the Effective Time, the Majority Shareholders and Acquisition Co. shall use their reasonable best efforts to cause Acquisition Co. and/or the Majority Shareholders to enter into a binding credit facility or loan agreement with respect to a financing to allow Acquisition Co. to transfer to the Surviving Corporation the aggregate Merger Considerations.

     SECTION 6.11. Resignation of Directors. Prior to the Effective Time, the Company shall deliver to Acquisition Co. evidence satisfactory to Acquisition Co. of the resignation of all directors of the Company (except as requested by Acquisition Co.) effective at the Effective Time.

     SECTION 6.12. Access to Information. From the date hereof until the Effective Time, the Company will give Acquisition Co., its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company and Company Subsidiaries, will furnish to Acquisition Co., its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and will instruct the Company's employees, counsel and financial advisors to cooperate with Acquisition Co., in its investigation of the business of the Company and Company Subsidiaries; provided that no investigation pursuant to this Section 6.11 shall affect any representation or warranty given by the Company to Acquisition Co. hereunder.

                                  ARTICLE VII
                           CONDITIONS TO THE MERGER

     SECTION 7.01. Conditions to the Obligations of Each Party. The obligations of the Company and Acquisition Co. to consummate the Merger are subject to the satisfaction of the following conditions:

     (a) this Agreement and the Merger contemplated hereby shall have been approved and adopted by (i) the affirmative vote of a majority of the shares of Company Common Stock held by the Minority Shareholders and (ii) the affirmative vote of a majority of all of the outstanding shares of Company Common Stock in accordance with Minnesota Law and the Company's Articles of Incorporation;

     (b) no Governmental Authority or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (each an "Order") or statute, rule, regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; and

     (c) all actions by or in respect of or filings with any Governmental Authority required to permit the consummation of the Merger shall have been completed or obtained.

     SECTION 7.02. Conditions to the Obligations of Acquisition Co.. The obligations of Acquisition Co. to consummate the Merger are subject to the satisfaction of the following further conditions:

     (a)   (i)   the Company shall have performed in all material respects
all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) except to the extent expressly permitted under this Agreement, the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto (x) that are qualified by materiality or Material Adverse Effect shall be true at and as of the Effective Time as if made at and as of such time, and (y) that are not qualified by materiality or Material Adverse Effect shall be true in all material respects at and as of the Effective Time as if made and as of such time and (iii) Acquisition Co. shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

     (b) the Dollar Weighted Trading Price (as hereinafter defined) of CorVel, Inc. ("CorVel") common stock shall not be less than $20.00. For purposes of this Agreement, "Dollar Weighted Trading Price" shall mean the quotient of (A) the product of (i) the total number of shares of CorVel traded during the fifteen (15) trading days immediately prior to the date of the Stockholder's Meeting, multiplied by (ii) the price paid per share, divided by (B) the total number of shares of CorVel traded during such fifteen (15) day period;

     (c) holders of no more than five percent (5%) of the outstanding Company Common Stock shall have exercised dissenters' rights; and

     (d) there shall not be instituted or pending any action or proceeding by any government or Governmental Authority that has a reasonable likelihood of success, before any court or Governmental Authority, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger or seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by this Agreement, (ii) seeking to restrain or prohibit the Surviving Corporation's (including it subsidiaries and affiliates) ownership or operation of all or any material portion of the business or assets of the Company and Company Subsidiaries, taken as a whole, or to compel the Surviving Corporation or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and Company Subsidiaries, taken as a whole,
(iii) seeking to impose or confirm material limitations on the ability of the Surviving Corporation or any of its subsidiaries or affiliates to effectively control the business or operations of the Company and Company Subsidiaries, taken as a whole, or the ability of the Majority Shareholders effectively to exercise full rights of ownership of any shares of the Surviving Corporation or any of its subsidiaries or affiliates prior to the Effective Time on all matters properly presented to the Surviving Corporation's stockholders, or
(iv) seeking to require divestiture by the Majority Shareholders of any shares of the Surviving Corporation, and no court, arbitrator or governmental body, agency or official shall have issued any judgment, order, decree or injunction, and there shall not be any statute, rule regulation proposed, adopted or enacted, that, in the sole judgment of Acquisition Co. is likely, directly or indirectly, to result in any of the consequences referred to in the preceding clauses (i) through (iv);

     (e) Acquisition Co. shall have received all documents it may reasonably request relating to the existence of the Company and Company Subsidiaries and the authority of the Company for this Agreement, all in form and substance satisfactory to Acquisition Co.; and

     (f) funds in an amount sufficient to make the deposit required pursuant to Section 2.02(a), as contemplated in Section 6.10, shall have been transferred by Acquisition Co. to or in the manner directed by Company or the Surviving Corporation for the account of the Surviving Corporation or Acquisition Co. shall have otherwise demonstrated to the sole satisfaction of the Special Committee of the Board of Directors that it has immediate access to sufficient funds to enable performance of the obligations of Acquisition Co. hereunder, provided, however, that failure of satisfaction of this condition shall not waive or diminish the obligations of Acquisition Co. and the Majority Shareholders under Section 6.06 and 6.10.

     (g) Acquisition Co. shall have received such documents as it may reasonably request that evidence that the modifications to the Company Options held by holders (other than the Majority Shareholders) described in
Section 2.04(a) have been duly approved by the Company and that the holders of such Company Options have duly consented to, and approved such modifications.

     SECTION 7.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

     (a)   (i)   Acquisition Co. shall have performed in all material
respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) except to the extent expressly permitted under this Agreement, the representations and warranties of Acquisition Co. contained in this Agreement and in any certificate or other writing delivered by Acquisition Co. pursuant hereto shall be true in all material respects at and as of the Effective Time as if made at and as of such time and (iii) the Company shall have received a certificate signed by an executive officer of Acquisition Co. to the foregoing effect;

     (b) The Dollar Weighted Trading Price of CorVel common stock shall not be greater than $26.00 per share.

     (c) Acquisition Co. shall have entered into the binding credit facility or loan agreement referred to in Section 6.10 and such facility or agreement shall be in full force and effect or otherwise demonstrated to the sole satisfaction of the Special Committee of the Board of Directors immediate access to sufficient funds to enable performance of the obligations of Acquisition Co. hereunder.

     (d) Company shall have received a certificate signed, on behalf of the Company, by Jeffrey J. Michael, the Chief Executive Officer of Company, to the effect that, to the best of his knowledge, all the representations and warranties made by the Company in this Agreement are true, correct and complete in all material respects as of the Effective Time.

                                ARTICLE VIII
                     TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby as follows:

     (a) by-mutual written consent duly authorized by the Boards of Directors of each of Acquisition Co., the Company, and the Special Committee of the Board of Directors of the Company;

     (b) by either Acquisition Co. or the Company, if the Effective Time shall not have occurred on or before December 15, 1999, provided that the party seeking to exercise such right is not then in breach in any material respect of any of its obligations under this Agreement;

     (c) by either the Company or Acquisition Co., if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Acquisition Co. or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

     (d) by Acquisition Co. if the Special Committee of the Board of Directors of the Company shall have (i) withdrawn or modified or amended in a manner adverse to Acquisition Co., its approval or recommendation of this Agreement and the Merger or its recommendation that stockholders of the Company adopt and approve this Agreement and the Merger or (ii) approved, recommended or endorsed any proposal for a Competing Transaction or (iii) if the Company has failed to mail notice of a special meeting of the Company's stockholders or failed to mail the Proxy Statement to its stockholders within 20 days after being cleared by the SEC or failed to include in such statement the recommendation referred to above;

     (e) by the Company, if in the exercise of its good faith judgment (after consultation with legal counsel) as to its fiduciary duties to the Minority Stockholders under applicable law, subject to compliance with the terms of Section 6.04, the Special Committee of the Board of Directors of the Company, or the Board of Directors of the Company determines that such termination is required by such fiduciary duties by reason of a proposal for a Competing Transaction;

     (f) by either Acquisition Co. or the Company, if a majority of the Minority Shareholders of the Company shall have failed to approve and adopt this Agreement and the Merger at a meeting duly convened therefor;

     (g) by Acquisition Co., upon a breach of any material representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any material representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in
Section 7.02(a) would not be satisfied (a "Terminating Company Breach"); provided, however, that, if such Terminating Company Breach is curable by the Company in the reasonable opinion of Acquisition Co. within thirty (30) days through the exercise of its best efforts and for so long as the Company continues to exercise such best efforts, Acquisition Co. may not terminate this Agreement under this Section 8.01(g);

     (h) by the Company, upon breach of any material representations, warranty, covenant or agreement on the part of Acquisition Co. set forth in this Agreement, or if any material representation or warranty of Acquisition Co. shall have become untrue, in either case such that the conditions set forth in Section 7.03(a) would not be satisfied ("Terminating Breach"); provided, however, that, if such Terminating Breach is curable by Acquisition Co. in the reasonable opinion of the Company within thirty (30) days through best efforts and for so long as Acquisition Co. continues to exercise such best efforts, the Company may not terminate this Agreement under this Section 8.01(h);

     (i) by the Company if the Dollar Weighted Trading Price of CorVel common stock is greater than $26.00 per share;

     (j) by Acquisition Co., if the Dollar Weighted Trading Price of CorVel common stock is less than $20.00 per share;

     (k) by Acquisition Co., if the holders of more than five percent (5%) of the outstanding Company Common Stock shall have exercised dissenters' rights.

     SECTION 8.02. Fees and Expenses. Except as set forth in this Section, all costs and expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such expenses, whether or not any Merger is consummated.

     SECTION 8.03. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 8.04. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                  ARTICLE IX

                              GENERAL PROVISIONS

     SECTION 9.01. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and any certificate delivered pursuant hereto by any person shall terminate at the Effective Time, except that the agreements set forth in Articles I and II and Sections 6.05 and 6.08 shall survive the Effective Time indefinitely.

     SECTION 9.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

          if to Acquisition Co.:

               ENStar Aquisition, Inc.
               6479 City West Parkway
               Eden Prairie, Minnesota 55344-3246
               Attn:  Jeffrey J. Michael
               Facsimile:  612-947-8660

           with a copy to:

               Burton G. Ross, Esq.
               Ross Rosenblatt, Ltd.
               4100 Piper Jaffray Tower
               222 South Ninth Street
               Minneapolis, Minnesota 55402
               Facsimile:  6112-338-1131

           if to the Company:

               ENStar Inc.
               7450 Flying Cloud Drive
               Eden Prairie, MN 55344
               Attn:  Peter Flynn

           with a copy to:

               Richard Braun
               Special Committee of the Board of Directors
               c/o MEDTOX Scientific, Inc.
               402 West County Road D
               St. Paul, MN 55112
               Facsimile:  651-628-6102

               and

               Robert R. Ribeiro, Esq
               Hinshaw & Culbertson
               222 South Ninth Street, Suite 3100
               Minneapolis, Minnesota 55402
               Facsimile: 612-334-8888
               and

               Patrick Courtemanche, Esq.
               Dorsey & Whitney
               Pillsbury Center South
               220 South Sixth Street
               Minneapolis, Minnesota 55402
               Facsimile: 612-340-8827

     SECTION 9.03. Certain Definitions. For purposes of this Agreement, the term:

     (a) "affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

     (b) "beneficial owner" with respect to any shares means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or
(B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or any person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any such shares;

     (c) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of Minneapolis;

     (d) "Company Disclosure Schedule" means the disclosure schedule provided by the Company pursuant to this Agreement;

     (e) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

     (f) "Governmental Authority" means any United States (federal, state or local) or foreign government, or governmental, regulatory or administrative authority, agency or commission;

     (g) "person" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

     (h) "subsidiary" or "subsidiaries" of any person means any orporation, partnership, joint venture or other legal entity of which such person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     SECTION 9.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

     SECTION 9.05. Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Article II and Sections 6.05 and 6.08 (collectively, the "Third Party Provisions"), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Third Party Provisions may be enforced by the beneficiaries thereof.

     SECTION 9.06. Incorporation of Exhibits. The Company Disclosure Schedule and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     SECTION 9.07. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

     SECTION 9.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Minnesota state or federal court sitting in the County of Hennepin, State of Minnesota.

     SECTION 9.09. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.10. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 9.11. Waiver of Jury Trial. Each of the Company and Acquisition Co. hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the Company or Acquisition Co. in the negotiation, administration, performance and enforcement thereof.

     SECTION 9.12. Entire Agreement. This Agreement, the Exhibits, the Company Disclosure Schedule, and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     IN WITNESS WHEREOF, Majority Shareholders, Acquisition Co. and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                              ENSTAR INC.


                              By: /s/Peter E. Flynn
                              ---------------------
                              Name: Peter E. Flynn
                              Title: Executive Vice President

                              ENSTAR ACQUISITION,  INC.

                              By: /s/Jeffrey J. Michael
                              -------------------------
                              Name: Jeffrey J. Michael
                              Title: President



                              JEFFREY J. MICHAEL

                              /s/Jeffrey J. Michael\
                              -----------------------

                              JAMES H. MICHAEL

                              /s/James H. Michael
                              -----------------------


                              4J2R1C LIMITED PARTNERSHIP

                              /s/James H. Michael
                              -----------------------
                              By: James H. Michael
                              Its: General Partner


                              3J2R LIMITED PARTNERSHIP

                              /s/Jeffrey J. Michael
                              -----------------------
                              By: Jeffrey J. Michael
                              Its: Managing General Partner


                              MICHAEL ACQUISITION CORPORATION TRUST
                              U/A DATED EFFECTIVE JULY 29, 1999


                              By: /s/Jeffrey J. Michael
                              --------------------------
                              Jeffrey J. Michael
                              Trustee